UNITED STATES DISTRICT COURT
                          DISTRICT OF CONNECTICUT


UR ACQUISITION CORPORATION and         :
UNITED RENTALS, INC.,
                                       :
                        Plaintiffs,             CIVIL ACTION NO.
                                       :        399CV00625(DJS)
            -against-
                                       :
JAMES L. KIRK, RENTAL SERVICE
CORPORATION, and NATIONSRENT, INC.,    :
                                                May 28, 1999
                        Defendants.    :



                   REPLY MEMORANDUM OF LAW IN SUPPORT OF
                  MOTION TO DISMISS AMENDED COUNTERCLAIMS
                       OF RENTAL SERVICE CORPORATION




                             TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----

TABLE OF AUTHORITIES........................................................ii

PRELIMINARY STATEMENT........................................................1

ARGUMENT.....................................................................2

I.    WHETHER THE DISCLOSURES ARE VIEWED SEPARATELY OR
      TOGETHER,  RSC HAS FAILED TO ALLEGE ANY MATERIALLY
      MISLEADING URI DISCLOSURES OR OMISSIONS................................2

      A. URI Has Neither Misrepresented Nor Omitted Material Facts
         Concerning Its Financing Arrangements...............................3

      B. URI's Schedule 14D-1 Filing Fully and Fairly Disclosed The
         Conditions To Its Cash Tender Offer.................................6

      C. The Total Mix of URI's Tender Offer Disclosures Renders the
         Alleged Misstatements and Omissions Immaterial......................7

II.   URI'S PUBLIC DISCLOSURES ADEQUATELY ADDRESS RSC'S
      PERCEIVED VIOLATIONS OF SECTION 14 OF THE EXCHANGE ACT.................9

CONCLUSION..................................................................10



                            TABLE OF AUTHORITIES

CASES                                                                  PAGE(S)
-----                                                                  -------

Abramson v. Nytronics, Inc., 312 F. Supp. 519 (S.D.N.Y. 1970) ...............9

Blanchette v. Providence & Worcester Co,, 428 F. Supp. 347 (D. Del. 1977) ...9

Burlington Industrial Inc., v. Edelman, 666 F. Supp. 799 (M.D.N.C. 1987),
      aff'd mem., No. 87-1622(L), 1987 WL 91498 (4th Cir. June 22, 1987) ....9

CRTF Corp. v. Federated Dep't Stores, Inc., (Mar. 28, 1993) reprinted in 1988 Transfer Binder Fed. Sec. L ...................................4

Chris-Craft Industrial,  Inc. v. Piper Aircraft Corp., 480 F.2d 341
      (2d Cir. 1972), rev'd on other grounds, 430 U.S. 1 (1977) .......2, 3, 5

Crouse-Hinds Co. v. InterNorth, Inc., 518 F. Supp. 416 (N.D.N.Y. 1980) ...5, 8

Electronic Specialty Co. v. International Controls Corp., 409 F.2d
      937 (2d Cir. 1969) ....................................................1

Gould v. American Hawaiian, 331 F. Supp. 981 (D. Del. 1971) .................7

Greenapple v. Detroit Edison Co., 618 F.2d 198 (2d Cir. 1980) ...............6

In re Hunter Environmental Services Inc. Security Litig., 921 F.
      Supp. 914 (D. Conn. 1996) ..........................................3, 8

I. Meyer Pincus & Associates P.C. v. Oppenheimer & Co., 936 F.2d 759
      (2d Cir. 1991) ........................................................7

Kohn v. American Metal Climax, Inc., 458 F.2d 255 (3d Cir. 1972) ............7

Macfadden Holdings, Inc. v. JB Acquisition Corp., 802 F.2d 62 (2d Cir.
      1986) ..............................................................1, 8

Mills v. Electric Autolite Co., 403 F.2d 429 (7th Cir. 1968) ................7

New York City Employees Retirement System v. SEC, 45 F.3d 7 (2d Cir.
      1995) .................................................................4

Norte & Co. v. Huffines, 304 F. Supp. 1096 (S.D.N.Y. 1968) aff'd in part, remanded in part on other grounds, 416 F.2d 1189 (2d Cir. 1969) .......7

In re PHLCorp. Security Tender Offer Litigation, 700 F. Supp. 1265
      (S.D.N.Y. 1988) .......................................................8

Revlon, Inc. v. Pantry Pride, Inc., 621 F. Supp. 804 (D. Del. 1985) .........9

Swanson v. American Consumer Industrial, Inc., 415 F.2d 1326 (7th Cir.
      1969) .................................................................7

TSC Industrial, Inc. v. Northway, Inc., 426 U.S. 438 (1976) .................8

The First Boston Corp., SEC No-Action Letter, 1985 WL 54285 (Sept. 3,
      1985) .................................................................4


STATUTES                                                               PAGE(S)
--------                                                               -------

Fed. R. Civ. P. 12(b)6 ......................................................2

15 U.S.C. ss. 78n(d), (e) ...................................................2



                           PRELIMINARY STATEMENT

            On May 20, 1999, the day after the May 19th conference with this Court, Rental Service Corp. ("RSC") and NationsRent, Inc. ("NationsRent") announced that they had mutually agreed to terminate their January 20, 1999 merger and stock option agreements.(1) RSC also announced that its board has requested a review and evaluation of its strategic alternatives from its financial advisors. Pending completion of this review, RSC continues to recommend that RSC shareholders reject United Rentals, Inc.'s ("URI") Tender Offer, not tender their shares and not consent to URI's proposals, which include the removal and replacement of RSC's board.

            RSC persists in misusing the Williams Act to attempt to thwart URI's Tender Offer rather than letting RSC shareholders make their own final determination.(2) The Second Circuit has cautioned against impeding the informed choice of shareholders of a target company through use of the Williams Act by incumbent management. While reversing an order granting injunctive relief that would have nullified shareholder preference for a tender offer, the Second Circuit also has cautioned that "just as Congress intended the Williams Act to favor neither side in a takeover contest, so too must the courts exercise care so as not to impede the informed choice of the shareholders of a target company." Macfadden Holdings, Inc. v. JB Acquisition Corp., 802 F.2d 62, 67 (2d Cir. 1986); Electronic Specialty Co.
v. Int'l Controls Corp., 409 F.2d 937, 947 (2d Cir. 1969) (Friendly, J.)
(in applying the Williams Act, "district judges must be vigilant against resort to the courts on trumped-up or trivial grounds as a means for delaying and thereby defeating legitimate tender offers").

---------------------
(1) In an interview with Bloomberg Forum on May 26, 1999, defendant James Kirk, NationsRent's chief executive officer, said his company "viewed that the courts which [it] had been involved in . . . were going to knock down the [$40 million] break-up fee and the cross-option fee which they didn't seem to like, so really we had very little upside."

(2) As the articles selected by RSC show, the financial community has no doubts about the bona fides of URI's Offer and financing. See Kopin Tan, United Rentals' Rival Offer Poses Challenge for NationsRent, Dow Jones News Service, Apr. 5, 1999 (RSC Appendix, Ex. No. 1) (URI's Offer "packs enough of a punch and premium to warrant a close look by shareholders and the [RSC] board" and "[URI] has lined up a formidable arsenal in terms of acquisition financing").


            RSC's hollow complaint fails to allege any materially misleading statements or omissions by URI in violation of Sections 14(a) and (e) of the Securities Exchange Act of 1934 as amended (the "Exchange Act"), 15 U.S.C. ss. 78n(d), (e). RSC's belated filing of an Appendix on May 21, 1999, only after the Court directed it to do so, fails to remedy this fatal defect. Rather, the RSC Appendix supports dismissal of RSC's Exchange Act counterclaims pursuant to Fed. R. Civ. P. 12(b)6) by underscoring the fact that URI has fully and fairly disclosed in its tender offer materials the Goldman Sachs firm commitment to provide $2 billion of funds to consummate the Tender Offer, refinance certain indebtedness and for other corporate purposes, and the limited customary conditions contained therein.

            Moreover, after the statements appeared in the press about which RSC complains in this action, URI filed Amendment No. 5 to its
Schedule 14D-1, which fully disclosed RSC's position about the financing and contained as an exhibit the full text of RSC's counterclaims. Consequently, all of RSC's claims relating to the allegedly omitted facts have already been disclosed to RSC shareholders. Accordingly, dismissal of RSC's First and Second Counterclaims with prejudice is warranted.

                                  ARGUMENT

I.    WHETHER THE DISCLOSURES ARE VIEWED SEPARATELY OR
      TOGETHER,  RSC HAS FAILED TO ALLEGE ANY MATERIALLY
      MISLEADING URI DISCLOSURES OR OMISSIONS

            In order to state a claim, RSC must allege, among other things, that URI misrepresented or omitted to state material facts in connection with its Tender Offer. Chris-Craft Indus., Inc. v. Piper Aircraft Corp., 480 F.2d 341, 362 (2d Cir. 1972), rev'd on other grounds, 430 U.S. 1
(1977). Information is material only "'if there is a substantial likelihood that a reasonable shareholder would consider it important to the investment decision.'" In re Hunter Envtl. Servs. Inc. Sec. Litig., 921 F. Supp. 914, 920 (D. Conn. 1996) (Squatrito, J.) (citations omitted).

      A.    URI Has Neither Misrepresented Nor Omitted Material
            Facts Concerning Its Financing Arrangements

            RSC alleges that URI's April 5, 1999 press release is misleading because it asserted that URI has a "firm commitment" from Goldman Sachs to finance the Offer. See Amended Counterclaims and Jury Demand, dated April 22, 1999 ("RSC Countercl.") P. 14. In fact, RSC continues to ignore the firm commitment letter from Goldman Sachs, but has provided no reason for the Court to do so. Moreover, URI's disclosures relative to financing certainly are not materially misleading. URI's financing arrangements, which have been fully disclosed repeatedly, are subject to only customary conditions. See Offer to Purchase at 18-20, Commitment Letter (RSC App. Ex. No. 3). As disclosed in the Offer, conditions (3), (4) and (6) deal with material adverse events while the remaining three conditions deal with routine matters relating to closing the transaction. Accordingly, URI's disclosure that it has a "firm commitment" for financing is not false or misleading.

            In light of the customary financing conditions, RSC's reliance on Chris-Craft is totally misplaced. See Opposition to Motion to Dismiss Amended Counterclaim, dated May 17, 1999 ("RSC Opp.") at 7. In Chris-Craft, Piper, in a desperate attempt to prevent consummation of plaintiff's cash tender offer, agreed to sell unissued shares to a third party with the "intention" thereafter "to explore the desirability of a merger." 480 F.2d at 351. Pursuant to the agreement, the third party was given the option after six months to put the shares back to Piper at cost plus interest from the closing date. Id. Both Piper's letter to its shareholders and press release, the only documents distributed by Piper to its shareholders describing the agreement, failed to make any mention of the unusual put option. See id. at 351-52. The Second Circuit held that this was a material omission portraying the agreement as completed and favorable, when in fact the agreement was merely "a preliminary and conditional overture directed toward a possible merger." Id. at 365. Therefore, Chris-Craft has no relevance here.

            RSC's allegations that URI's public assertion that its Offer is "fully financed" is misleading (RSC Countercl. P. 23) also miss the mark; URI's assertion is reasonable. In the same SEC letter to the Honorable Leonard B. Sand of the Southern District of New York cited by RSC (see RSC Opp. at 13), the SEC acknowledged that once the offeror has received "firm financing commitments" for all of the money needed to complete the tender offer, the offer is "fully financed." CRTF Corp. v. Federated Dep't Stores, Inc., (Mar. 28, 1993) reprinted in 1988 Transfer Binder Fed. Sec. L. Rep.
(CCH) P. 84,224, at 89,024.(3) Here, Goldman Sachs has given its "firm commitment" to provide $2 billion in financing for a Tender Offer, which, with the debt refinancing, is estimated to cost approximately $1.26 billion. See Offer to Purchase at 18 (RSC App. Ex. No. 3). Moreover, in Amendment No. 5 to its Schedule 14D-1, URI disclosed that the Tender Offer is "fully financed" because, given the Goldman Sachs firm $2 billion commitment, no other source of financing will be necessary to effect the transaction. Accordingly, the assertion that the Offer is "fully financed" is not a material misstatement.


------------------------

(3) See also The First Boston Corp., SEC No-Action Letter, 1985 WL 54285, at *3 (Sept. 3, 1985) (acknowledging that "market out clauses" are standard aspects of "firm commitment underwriting" agreements and are appropriate when the "market out provision" can be exercised "upon the occurrence of a material, adverse event" since this does not permit abrogation of the obligation). Courts may treat SEC no-action letters as persuasive authority. New York City Employees Retirement Sys. v. SEC, 45 F.3d 7, 13 (2d Cir. 1995).

            In light of the foregoing, URI's assertions in its press release and interviews that its Offer is "all cash" and provides "certainty" are also not materially misleading, especially where RSC was asking its shareholders to approve the RSC/NationsRent merger with its attendant fluctuating value.(4) Furthermore, these assertions were made in conjunction with URI's 14D-1 filing, which fully and fairly disclosed URI's financing arrangements. See I.B. and I.C infra.

            Finally, RSC contends that URI's April 5, 1999 Summary Advertisement and Press Release, by including an expressly non-exhaustive list of conditions to the Offer, contained material omissions concerning the details of URI's financing arrangements. RSC Countercl. P. P. 14, 15. RSC's reliance on Chris-Craft for support is again misplaced. See RSC Opp. at 7, 10. In Chris-Craft, the published list of conditions, which omitted the uncommon put option, "gave the appearance of being exclusive." 480 F.2d at 365. In contrast, URI's conditions were expressly not exclusive. See RSC App. Ex. No. 3. Moreover, the mere inclusion in such summary documents of certain conditions, such as those pertaining to the then-proposed coercive RSC/NationsRent merger, is permissible, and including every condition of an offer in such summary documents is simply not required. Cf. Crouse-Hinds Co. v. InterNorth, Inc., 518 F. Supp. 416, 454, 456-57 (N.D.N.Y. 1980).(5)


 ----------------------

(4) See RSC App. Ex. No. 3 (noting that in January 1999, RSC and NationsRent agreed to a "stock swap then priced at $356 million").

(5) Confronted with a summary advertisement which listed termination of the target's proposed merger with a third party as a condition of the proposed tender offer but omitted the other conditions to the offer, the Crouse-Hinds court remarked:

        In devising its summary advertisement, InterNorth was confronted with the problem of quickly relating to the marketplace its position on whether it was unconditionally tendering for shares of Crouse-Hinds, in view of Crouse-Hinds' stated intention to merge with Belden. . . . [T]he marketplace was bound to wonder whether
        InterNorth was tendering for Crouse-Hinds alone, or Course-
        Hinds/Belden.

Crouse-Hinds, 518 F. Supp. at 456. "[I]f InterNorth had not added the 'Belden condition' to its summary advertisement, it is conceivable that Crouse-Hinds could have objected, and reasonably so, that the summary advertisement would have been inaccurate and misleading." Id. at 457.

      B. URI's Schedule 14D-1 Filing Fully and Fairly Disclosed The Conditions To Its Cash Tender Offer

            URI neither buried nor failed to emphasize adequately the conditions to its Offer, including the financing conditions. URI satisfied its disclosure obligations by "steer[ing] a middle course, neither submerging a material fact in a flood of collateral data, nor slighting its importance through seemingly cavalier treatment." Greenapple v. Detroit Edison Co., 618 F.2d 198, 210 (2d Cir. 1980). RSC's claims of circumlocution, burial or scattering of material facts regarding the Offer's conditions in URI's Schedule 14D-1 filing simply cannot withstand scrutiny. See RSC Opp. at 7-11.

            The table of contents for the Offer to Purchase includes sections titled "Introduction," "Source and Amount of Funds" and "Conditions to the Offer." See Offer to Purchase (RSC App. Ex. No. 3). The Introduction provides a summary overview of the Offer. It includes only one subsection -- "Certain Conditions to the Offer" -- which alerts the reader to the fact that the conditions to the Offer include "receipt of financing pursuant to the Commitment Letter . . . as described in Section 14 [Conditions to the Offer]." Id. at 6. The Source and Amount of Funds section also directs the reader to Section 14, but only after again alerting the reader that while URI expects that financing will be available, "there can be no assurance that the Facilities will be consummated." Id. at 20-21. In addition, the customary conditions included in the Goldman Sachs Commitment Letter are clearly enumerated in a separate paragraph in this section.(6) Id.

            Finally, Section 14 -- Conditions to the Offer -- lists, in separate paragraphs, the events which trigger URI's right to terminate the Offer. Id. at 27-31. These listed conditions are typical, including the one relating to financing, which permits termination if URI does not receive financing for the Offer pursuant to the Commitment Letter. Id. at 30.


-------------------------

(6)   A copy of the Commitment Letter is also attached to the Schedule 14D-1.

            Thus, there is simply no merit to RSC's allegations that URI is attempting to deceive RSC shareholders. See I. Meyer Pincus & Assocs. P.C.
v. Oppenheimer & Co., 936 F.2d 759, 763 (2d Cir. 1991) (material not buried where relevant material appeared on page 25, was explicitly referenced on page 5, and was listed in the Table of Contents and where summary stated that it was qualified by the more detailed material included in the document).

            The cases from which RSC tries to glean support for its frivolous claim that URI buried the Offer's conditions are inapposite and, in the case of Kohn, plainly contradictory. In its haste to quote from the portion of the District Court opinion dealing with buried disclosures (see RSC Opp. at 8), RSC failed to point out that the Third Circuit reversed the District Court's finding that the board's conflict of interest was buried. See Kohn v. American Metal Climax, Inc., 458 F.2d 255, 267 (3d Cir. 1972) ("The fact, relied upon by the district court, that the RST Board recommendation appears in boldfaced type whereas only part of the disclosures of conflicting interests so appears does not in our view, violate the equal prominence rule.") (Emphasis added).(7)


--------------------------

(7) The other cases cited by RSC also fail to provide it with any support because they are totally inapposite. See Gould v. American Hawaiian, 331 F. Supp. 981, 995-96 (D. Del. 1971) (conflict of interest buried where facts underlying conflict were interspersed throughout cover letter and proxy statement); Norte & Co. v. Huffines, 304 F. Supp. 1096, 1106 (S.D.N.Y. 1968) (fact was buried in unrelated section at the end of the proxy statement) aff'd in part, remanded in part on other grounds, 416 F.2d 1189 (2d Cir. 1969); Mills v. Electric Autolite Co., 403 F.2d 429, 434 (7th Cir. 1968) ("Had the proxy statement simply reported approval, without emphasis and along with the other facts, we might have a different situation." Instead, board approval was on pages 2 and 3 in bold while facts disclosing conflict were not emphasized and relegated to the end of the document.); Swanson v. American Consumer Indus., Inc., 415 F.2d 1326, 1330-1331 (7th Cir. 1969) (no issue of buried facts, but rather misleading and deceptive omissions).

      C. The Total Mix of URI's Tender Offer Disclosures Render the Alleged Misstatements and Omissions Immaterial

            RSC shareholders have all material information to assess Goldman Sachs' $2 billion commitment. As this Court previously held, "if the documents portray a picture substantially different from that painted by the plaintiff in the complaint, the court will base its decision on the scenario supported by the complete exhibits." Hunter Envtl., 921 F. Supp. at 918 (Squatrito, J.). Following the Court's request, RSC has finally provided the exhibits to this Court. They reveal no misleading statement or omitted fact the disclosure of which "would have been viewed by the reasonable investor as having significantly altered the 'total mix' of information made available." TSC Indus., Inc. v. Northway, Inc., 426 U.S. 438, 449 (1976). Accordingly, RSC has failed to state a claim against URI.

            Even assuming arguendo that URI's public statements were misleading -- and they were not -- RSC still fails to state a claim, since the facts underlying these statements are fully disclosed in URI's
Schedule 14D-1 filing. See Macfadden Holdings, 802 F.2d at 71 (meaning of tender offer disclosures concerning condition was clear and Court repeated that it was '"not inclined to subject every tender offer to a nit-picking judicial scrutiny which will in the long run injure shareholders by preventing them from taking advantage of favorable offers."') (quoting DataProbe Acquisition Corp. v. Datatab, Inc., 722 F.2d 1, 5 (2d Cir. 1983) cert. denied, 465 U.S. 1052 (1984)); In re PHLCorp. Sec. Tender Offer Litig., 700 F. Supp. 1265, 1269 (S.D.N.Y. 1988) (arguably false statement in press release was not material where Offer to Purchase contained clear representations of pertinent facts).

            Similarly, RSC's claim that URI's press release and summary advertisement materially omitted conditions of the Tender Offer is baseless. See Hunter Envtl., 921 F. Supp. at 922 (Squatrito, J.) (failure to disclose uncertainty of process to get permit was immaterial as a matter of law since the information was credibly available from other sources); Crouse-Hinds, 518 F. Supp. at 457 (any potential for confusion from the necessarily selective disclosure required by summary publications is obviated by the tender offering materials).

II.   URI'S PUBLIC DISCLOSURES ADEQUATELY ADDRESS RSC'S
      PERCEIVED VIOLATIONS OF SECTION 14 OF THE EXCHANGE ACT

            RSC continues to ignore the fact that Amendment No. 5 to URI's
Schedule 14D-1 renders RSC's Exchange Act counterclaims moot by fully disclosing RSC's and URI's positions concerning the financing, and attaching RSC's counterclaims. "Where there is a genuine and vigorous dispute as to the fact that illegal conduct occurred, only a good faith disclosure of the issue and the possible liability of the offeror is required by the Williams Act." Revlon, Inc. v. Pantry Pride, Inc., 621 F. Supp. 804, 812 (D. Del. 1985) (disclosure of allegations of complaint in tender offer was adequate) (citing Avnet, Inc. v. Scope Indus., 499 F. Supp. 1121, 1124-1126 (S.D.N.Y. 1980)); see Abramson v. Nytronics, Inc., 312 F. Supp. 519, 524-26 (S.D.N.Y. 1970) ("[r]egardless of the accuracy or completeness of the original proxy statement," disclosure requirements were met by letter quoting verbatim allegations of complaint).(8)

            RSC finds no support from Blanchette v. Providence & Worcester Co,, 428 F. Supp. 347 (D. Del. 1977). See RSC Opp. at 14. The court there required express disavowal in a subsequent letter to shareholders because the earlier Prospectus was found to have contained a statement that "was untrue." 428 F. Supp. at 353-354 (emphasis added). Here, RSC, at best, has merely alleged misleading statements or omissions.


--------------------------

(8) See Burlington Indus. Inc., v. Edelman, 666 F. Supp. 799, 808 (M.D.N.C. 1987) (attaching copy of complaint alleging insider trading to amended filings adequately disclosed receipt of inside information), aff'd mem., No. 87-1622(L), 1987 WL 91498 (4th Cir. June 22, 1987).

            Finally, RSC argues in vain that URI's Amendment No. 5 failed to cure any alleged misrepresentations or omissions because it was filed two weeks after the Offer to Purchase, during which time shares may have been tendered. RSC Opp. at 15. As is clear from the Offer to Purchase, tendered shares could and still can be withdrawn. Offer to Purchase at 12 (RSC App. Ex. No. 3).

                                 CONCLUSION

            For the foregoing reasons and the reasons set forth in plaintiffs'-counter defendants' opening memorandum, this Court should dismiss RSC's amended counterclaims, with prejudice.

                       PLAINTIFFS-COUNTER DEFENDANTS UR ACQUISITION
                       CORPORATION and UNITED RENTALS, INC. and COUNTER-DEFENDANTS BRADLEY JACOBS, RICHARD HECKMANN, WAYLAND HICKS, JOHN MILNE, MICHAEL NOLAN AND GERALD TSAI, JR.

                       By: /s/ Robin L. Smith
                          ---------------------------------------
                          Thomas J. Groark, Jr. (ct04245)
                          Rihard M. Reynolds (ct06124)
                          Phlip S. Wellman (ct09636)
                          Robin L. Smith (ct13345)
                          DAY, BERRY & HOWARD LLP
                          City Place I
                          Hartford, Connecticut  06103
                          (860) 275-0100

OF COUNSEL:

Jay B. Kasner
Clifford H. Aronson
Steven J. Kolleeny
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
919 Third Avenue
New York, New York  10022
(212) 735-3000